Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2018 First Quarter;
Raises Fiscal 2018 Guidance
DALLAS (February 6, 2018) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first quarter ended December 31, 2017.

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Fiscal 2018 first quarter consolidated net income was $314.1 million, or $2.89 per diluted share, compared with consolidated net income of $125.0 million, or $1.19 per diluted share in the prior-year quarter.

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Adjusted net income from continuing operations was $152.2 million, or $1.40 per diluted share after excluding a one-time income tax benefit of $161.9 million, or $1.49 per diluted share, related to the Tax Cuts and Jobs Act of 2017 (the TCJA) due to the revaluation of the Company's net deferred tax liabilities. Net income from continuing operations was $114.0 million, or $1.08 per diluted share for the same period last year.

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Fiscal 2018 earnings guidance was increased to $3.85 to $4.05 per diluted share from $3.75 to $3.95 per diluted share. Capital expenditures are expected to remain in the previously announced range of $1.3 billion to $1.4 billion in fiscal 2018.

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The company's Board of Directors has declared a quarterly dividend of $0.485 per common share. The indicated annual dividend for fiscal 2018 is $1.94, which represents a 7.8 percent increase over fiscal 2017.

“Executing on our strategy of infrastructure investment continues to deliver solid results,” said Mike Haefner, President and Chief Executive Officer of Atmos Energy Corporation. “Additionally, we believe that the impact of tax reform will be good for our customers and the lower tax rate will result in over $100 million of annual savings to customer bills. We are working with regulators in each of our jurisdictions to return this benefit. Our strategy remains unchanged and looking forward, we remain well positioned to continue delivering annual earnings growth in the 6 percent to 8 percent range,” Haefner concluded.

Results for the Three Months Ended December 31, 2017
Distribution gross profit increased $37.7 million to $397.0 million for the three months ended December 31, 2017, compared with $359.3 million in the prior-year period. Gross profit reflects a net $25.6 million increase in rates, primarily in our Texas, Mississippi and Kentucky/Mid-States Divisions. In addition, net consumption increased $5.7 million, primarily due to weather that was 20 percent colder than the prior-year quarter.
Pipeline and storage gross profit increased $16.0 million to $125.6 million for the three months ended December 31, 2017, compared with $109.6 million in the prior-year quarter. This increase is primarily attributable to a $13.9 million increase in revenue from the Atmos Pipeline–Texas rate case and the Gas Reliability Infrastructure Program (GRIP) filing approved in December 2017.
Consolidated operation and maintenance expense for the three months ended December 31, 2017, was $129.6 million, compared with $124.9 million in the prior-year quarter. This increase was primarily driven by higher maintenance activities in the company's distribution segment and higher employee-related costs in the current year.
Excluding the one-time income tax benefit, the effective tax rate for the three months ended December 31, 2017 decreased to 26.8%, compared to 35.9% in the prior-year quarter. The decrease primarily reflects the lower statutory federal income tax rate due to enactment of the TCJA. The lower effective tax rate reduced tax expense by approximately $16 million.
Capital expenditures increased $85.2 million to $383.2 million for the three months ended December 31, 2017, compared with $298.0 million in the prior-year quarter, due to a planned increase in spending for infrastructure replacements and enhancements.
For the three months ended December 31, 2017, the company generated operating cash flow of $173.2 million, a $56.3 million increase compared with the three months ended December 31, 2016. The quarter-over-quarter increase primarily reflects the positive cash effect of successful rate case outcomes achieved in fiscal 2017, as well as higher recoveries of deferred gas cost due to higher distribution sales volumes in the current quarter compared to the prior-year quarter.
The equity capitalization ratio at December 31, 2017 was 57.3%, compared with 52.6% at September 30, 2017. On November 28, 2017, Atmos Energy completed the public offering of 4,558,404 shares of common stock for gross proceeds of approximately $400 million. Atmos Energy used the net proceeds of $395.1 million from this offering to repay short-term debt under its commercial paper program, to fund capital spending primarily to enhance the safety and reliability of its system and for general corporate purposes.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy now expects fiscal 2018 earnings to be in the range of $3.85 to $4.05 per diluted share, excluding the one-time, non-cash income tax benefit recognized during the first quarter. The increase primarily reflects the accounting effects from implementing the TCJA. Capital expenditures for fiscal 2018 are expected to remain in the previously announced range of $1.3 billion to $1.4 billion.

Conference Call to be Webcast February 7, 2018
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2018 first quarter financial results on Wednesday, February 7, 2018, at 8:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Mike Haefner, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses gross profit, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes gross profit is a more useful and relevant measure to analyze its financial performance than operating revenues.

In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a one-time, non-cash income tax benefit of $161.9 million during the three months ended December 31, 2017. Due to the non-recurring nature of this benefit, the company believes that income from continuing operations and diluted earnings per share from continuing operations before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than income from continuing operations and consolidated diluted earnings per share from continuing operations. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted income from continuing operations and diluted earnings per share, which is calculated as follows:

	Three Months Ended December 31
	2017	2016	Change
	(In thousands, except per share data)
Income from continuing operations	$314,132	$114,038	$200,094
One-time, non-cash income tax benefit	161,884	—	161,884
Adjusted income from continuing operations	$152,248	$114,038	$38,210

Consolidated diluted EPS from continuing operations	$2.89	$1.08	$1.81
Diluted EPS from one-time, non-cash income tax benefit	1.49	—	1.49
Adjusted diluted EPS from continuing operations	$1.40	$1.08	$0.32

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2017	2016
Gross Profit:
Distribution segment	$397,034	$359,310
Pipeline and storage segment	125,551	109,597
Intersegment eliminations	(310)	(44)
Gross profit	522,275	468,863
Operation and maintenance expense	129,567	124,938
Depreciation and amortization	88,374	76,958
Taxes, other than income	62,773	57,049
Total operating expenses	280,714	258,945
Operating income	241,561	209,918
Miscellaneous expense	(2,035)	(994)
Interest charges	31,509	31,030
Income from continuing operations before income taxes	208,017	177,894
Income tax expense (benefit)	(106,115)	63,856
Income from continuing operations	314,132	114,038
Income from discontinued operations, net of tax	—	10,994
Net Income	$314,132	$125,032
Basic and diluted net income per share
Income per share from continuing operations	$2.89	$1.08
Income per share from discontinued operations	—	0.11
Net income per share - basic and diluted	$2.89	$1.19
Cash dividends per share	$0.485	$0.450
Basic and diluted weighted average shares outstanding	108,564	105,284

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2017	2016
Distribution	$249,099	$85,364
Pipeline and storage	65,033	28,674
Net income from continuing operations	314,132	114,038
Net income from discontinued operations	—	10,994
Net Income	$314,132	$125,032

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2017	2017
Net property, plant and equipment	$9,518,792	$9,259,182
Cash and cash equivalents	54,750	26,409
Accounts receivable, net	489,217	222,263
Gas stored underground	163,959	184,653
Other current assets	70,984	106,321
Total current assets	778,910	539,646
Goodwill	730,132	730,132
Deferred charges and other assets	236,886	220,636
	$11,264,720	$10,749,596

Shareholders' equity	$4,563,620	$3,898,666
Long-term debt	3,067,469	3,067,045
Total capitalization	7,631,089	6,965,711
Accounts payable and accrued liabilities	285,675	233,050
Other current liabilities	336,919	332,648
Short-term debt	336,816	447,745
Total current liabilities	959,410	1,013,443
Deferred income taxes	1,033,206	1,878,699
Regulatory excess deferred taxes	746,246	—
Deferred credits and other liabilities	894,769	891,743
	$11,264,720	$10,749,596

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2017	2016
Cash flows from operating activities
Net income	$314,132	$125,032
Depreciation and amortization	88,374	77,143
Deferred income taxes	53,149	67,241
One-time income tax benefit	(161,884)	—
Discontinued cash flow hedging for natural gas marketing commodity contracts	—	(10,579)
Other	6,915	4,842
Changes in assets and liabilities	(127,448)	(146,716)
Net cash provided by operating activities	173,238	116,963
Cash flows from investing activities
Capital expenditures	(383,238)	(297,962)
Acquisition	—	(85,714)
Available-for-sale securities activities, net	(135)	(10,263)
Other, net	2,001	1,802
Net cash used in investing activities	(381,372)	(392,137)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(110,929)	110,936
Proceeds from issuance of long-term debt, net of premium/discount	—	125,000
Net proceeds from equity offering	395,099	49,400
Issuance of common stock through stock purchase and employee retirement plans	5,660	8,998
Interest rate agreements cash collateral	—	25,670
Cash dividends paid	(51,837)	(47,740)
Other	(1,518)	—
Net cash provided by financing activities	236,475	272,264
Net increase (decrease) in cash and cash equivalents	28,341	(2,910)
Cash and cash equivalents at beginning of period	26,409	47,534
Cash and cash equivalents at end of period	$54,750	$44,624

	Three Months Ended December 31
Statistics	2017	2016
Consolidated distribution throughput (MMcf as metered)	124,357	110,605
Consolidated pipeline and storage transportation volumes (MMcf)	155,105	134,976
Distribution meters in service	3,236,524	3,202,106
Distribution average cost of gas	$5.37	$5.31
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